 Exhibit 11.1

Consent of Independent Auditor

We agree to the inclusion in this Form 1-K of our report, dated March 1, 2019, on the financial statements of Platform Ventures Diversified Housing REIT, LLC as of December 31, 2018 and 2017 and for the year ended December 31, 2018, and the period from August 31, 2017 through December 31, 2017.

/s/ RSM US LLP

Irvine, California
March 1, 2019